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Morgan, Lewis & Bockius llp 300 South Grand Avenue Twenty-Second Floor Los Angeles, CA 90071-3132 United States Tel +1.213.612.2500 Fax +1.213.612.2501
Lea Anne Copenhefer Partner +1.617.951.8515 leaanne.copenhefer@morganlewis.com

June 22, 2018

American Funds U.S. Government Money Market Fund
333 South Hope Street
Los Angeles, California 90071-1406

Ladies and Gentlemen:

We have acted as counsel to the American Funds U.S. Government Money Market Fund (the “Trust”), a Delaware statutory trust registered with the Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (the “1940 Act”), in connection with the amendment to the Trust’s Registration Statement on Form N-1A pursuant to the Securities Act of 1933, as amended (the “Securities Act”), to be filed with the SEC on or about June 29, 2018 (the “Amended Registration Statement”), with respect to the issuance of Class ABLE-A shares of beneficial interest (the “Shares”) of the Trust. You have requested that we deliver this opinion to you in connection with the filing of the Trust’s Amended Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents for the Trust:

(a)	A certificate of the Secretary of State of the State of Delaware, dated as of a recent date, as to the existence of the Trust;
(b)	A copy, certified by the Secretary of State of the State of Delaware, of the Trust’s Certificate of Trust dated February 4, 2009, as filed with the Secretary of State (the “Certificate of Trust”);
(c)	A certificate executed by the Secretary of the Trust, certifying as to, and attaching copies of, the Amended and Restated Agreement and Declaration of Trust (the “Declaration”), the Trust’s By-Laws (the “By-Laws”), and the resolutions adopted by the Trustees of the Trust authorizing the issuance of the Shares of the Trust (the “Resolutions”); and
(d)	A proof, received on June 21, 2018, of the Amended Registration Statement.

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed that the Amended Registration Statement as filed with the SEC will be in substantially the form of the proof referred to in paragraph (d) above. We have also assumed for the purposes of this opinion that the Certificate of Trust, the Declaration, the By-Laws, and the Resolutions will not have been amended, modified or withdrawn and will be in full force and effect on the date of issuance of the Shares.

This opinion is based entirely on our review of the documents listed above and such other documents as we have deemed necessary or appropriate for the purposes of this opinion and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the Delaware Statutory Trust Act, as applied by courts located in Delaware, to the extent that the same may apply to or govern the transactions referred to herein, and we express no opinion with respect to any other laws, including any state or federal securities laws. No opinion is given herein as to the choice of law or internal substantive rules of law which any tribunal may apply to such transactions. In addition, to the extent that the Declaration or the By-Laws refer to, incorporate or require compliance with the 1940 Act, or any other law or regulation applicable to the Trust, except for the internal substantive laws of the State of Delaware, as aforesaid, we have assumed compliance by the Trust with the 1940 Act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, it is our opinion that the Shares of the Trust, when issued and sold in accordance with the Declaration, the By-Laws, the Resolutions, and the Amended Registration Statement, will be validly issued, fully paid, and nonassessable by the Trust.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to the Amended Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the SEC thereunder.

Very truly yours, /s/ Morgan, Lewis & Bockius LLP